Exhibit 3.2

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF BLUEGREEN CORPORATION

(a Massachusetts corporation)

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF BLUEGREEN CORPORATION (“First Amendment”), a Massachusetts corporation, is made as of this 19th day of September 2007 by the Board of Directors of Bluegreen Corporation (“Bluegreen”).

WITNESSETH

WHEREAS, the Board of Directors of Bluegreen (the “Board”) adopted the original Bylaws on or about September 18, 1985;

WHEREAS, the Board adopted the Amended and Restated Bylaws of Bluegreen as of October 14, 2002 (the “Amended and Restated Bylaws”);

WHEREAS, the Amended and Restated Bylaws may be altered, amended or added to at any duly called meeting of the Board by a majority vote of such Board;

WHEREAS, the Board wishes to provide for the issuance of uncertificated shares as required by the rules of the New York Stock Exchange and approved by the Securities and Exchange Commission; and

WHEREAS, the following First Amendment to the Amended and Restated Bylaws was adopted by the Board at a duly called meeting of the Board on September 19, 2007 and provides that the shares of capital stock of Bluegreen may be represented by certificates or may be uncertificated.

NOW, THEREFORE, the Amended and Restated Bylaws are hereby amended as follows (additions underlined; deletions strikethrough):

1.	The first paragraph of Section 2 of Article IV is hereby amended to read as follows:

Section 2. Form and Content of Certificates. Shares of capital stock of the corporation may, but need not be represented by certificates. If represented by a certificate, each share certificate shall state on its face: (i) the name of the corporation; (ii) that the corporation is organized under the laws of The Commonwealth of Massachusetts; (iii) the name of the person to whom the certificate has been issued; (iv) the number of shares of stock represented by such certificate; (v) the class of shares and the designation of the series, if any, the certificate represents; and (vi) otherwise be in a form approved by the board of directors. Such certificate or certificates shall be signed by any two officers of the corporation designated by the board of directors. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a director, officer or employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the time of its issue.

2.	The first sentence of Section 3 of Article IV is hereby amended to read as follows:

Section 3. Transfers. The board of directors may make such rules, regulations and procedures, not inconsistent with the law, with the articles of organization or with these Bylaws as it deems expedient relative to the issue, transfer and registration of the corporation’s shares of stock whether or not represented by certificates.

3.	A new Section 6 is hereby added to Article IV to read as follows:

Section 6. Shares Without Certificates. The board of directors may authorize the issuance of some or all of the shares of any or all of its classes or series of capital stock of the Corporation without certificates. The authorization shall not affect shares already represented by certificates until and unless said certificates are surrendered to the corporation or transfer agent or registrar on behalf of the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information required on certificates by Section 2 of this Article IV and as otherwise required by law.

4.	Except as amended and modified herein, the Amended and Restated Bylaws shall remain unchanged and in full force and effect.

I hereby certify that the foregoing was adopted and approved as the First Amendment to the Amended and Restated Bylaws of Bluegreen Corporation at a duly called meeting of the Board on September 19, 2007.

BLUEGREEN CORPORATION

By:	/s/ James R. Martin
James R. Martin, Clerk